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Exhibit 99.1

Vari-Lite International, Inc. Sells Manufacturing
Division to Genlyte Thomas Group LLC

Transaction Clearly Separates Manufacturing and Rental Divisions

DALLAS—November 18, 2002—Vari-Lite International, Inc. announced today that it has sold the assets of its VARI*LITE®products manufacturing and sales division to Genlyte Thomas Group LLC (GTG), a leading manufacturer of lighting fixtures and controls for commercial, industrial and residential markets. The sale included the VARI*LITE family of products as well as all sales, manufacturing and engineering operations associated with this division. GTG also acquired the VARI*LITE trademark and all patents associated with VARI*LITE products. The purchase price, which will be finalized within 30 days, is estimated to be $10.5 million-$11.5 million, which will result in a loss of approximately $4.0 million-$5.0 million.

"Operating as a manufacturer and a rental company was confusing to the industry, and it limited the growth prospects of both our VARI*LITE manufacturing and sales division and VLPS Lighting Services, our rental division," said Rusty Brutsché, chairman and CEO of Vari-Lite International, Inc. "In order for both divisions to achieve their maximum potential, there had to be a clear separation of the two. This transaction allows VLPS Lighting Services to operate independently and to focus on its core competency, lighting rental and production services."

"We saw this as an opportunity to add an established industry leader to the Genlyte Thomas Group," said Larry Powers, CEO of Genlyte Thomas Group. "Vari-Lite is the pioneer of the automated lighting industry. By capitalizing on our manufacturing strengths, we believe we can effectively integrate the VARI*LITE brand into our respected family of lighting businesses."

Vari-Lite has always been committed to raising the bar for expectations of automated lighting products. In the past year, Vari-Lite has produced the award-winning VL1000 ERS™ luminaire, which has quickly become a workhorse fixture in the industry. And last month, the Company introduced its line of 1200-watt luminaires, the Series 3000TM family of products, which received rave reviews among industry decision-makers at both the PLASA and LDI trade shows.

"The acquisition of Vari-Lite strengthens our position in the Entertainment Lighting market," said Steven Carson, Vice President and General Manager of Genlyte Controls Division. "And it is consistent with our strategy to develop the most advanced and sophisticated tools for the lighting industry and to provide lighting professionals with innovative and leading-edge lighting products."

Vari-Lite International, Inc. will ultimately change its name to VLPS Lighting Services International, Inc. to further reflect the Company's continued commitment to provide lighting systems and services to the entertainment industry.

About Vari-Lite International, Inc.

Publicly traded on the Nasdaq National Market since 1997 under the symbol LITE, Vari-Lite International, Inc. (which will be renamed to VLPS Lighting Services International, Inc.) is a leading worldwide distributor of lighting systems and related production services. The Company markets its products and services primarily to the entertainment industry, serving such markets as concert touring, theater, television and film and corporate events. For more information, visit the company Web site at www.vlps.com.

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The foregoing paragraphs contain certain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. These expectations may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed in the Company's Securities and Exchange Commission filings.

Contact:
              Vari-Lite International, Inc., Dallas
              Jerry L. Trojan, 214/819-3244
              or
              Media contact:
              Jeff Morrison, 214/819-3145
              jmorrison@vari-lite.com

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  Exhibit 99.1